Exhibit 10.1

Execution Version

SUBLEASE

THIS SUBLEASE is made as of the 20th day of February 2007, between Global 360, Inc., a Texas corporation, having an office at 2911 Turtle Creek Blvd., Dallas, Texas 75219, hereinafter called “Sublandlord” and Avici Systems, Inc., a Delaware corporation, having and office at 101 Billerica Ave. Building 2. N. Billerica, MA 01824, hereinafter called ‘Subtenant”

WITNESSETH:

WHEREAS, by a certain Lease dated as of March 10, 1998 as amended by a certain First Amendment to Lease dated February 10, 1999, as further amended by a certain Second Amendment to Lease dated as of March 17, 2000, as partially assigned to Sublandlord by a certain Consent to Assignment dated September 1, 2000 (hereinafter collectively called the “Prime Lease”), Sublandlord leases from CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity created pursuant to the laws of the State of California, having offices at c/o CB Richard Ellis Investors, LLC. 865 South Figueroa Street, 35th Floor, Los Angeles, CA 90017 (the “Prime Landlord”), approximately 56,520 Rentable Square Feet of space (the “Prime Premises”) at the building which initially was located at 290 Concord Road and now is known as 296 Concord Road in Billerica, Massachusetts (herein called the “Building”). A copy of the Prime Lease is attached hereto as EXHIBIT “A” and made a part hereof, and

WHEREAS, Subtenant desires to sublease certain portions of the Prime Premises from Sublandlord; and

WHEREAS, any capitalized terms used in this Sublease which are not otherwise defined herein shall have the same meaning ascribed to such terms in the Prime Lease.

NOW, THEREFORE, for and in consideration of the foregoing and for all other good and valuable consideration and of the mutual agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant stipulate, covenant and agree as follows:

1. PREMISES. Sublandlord does hereby sublease to Subtenant a portion of the Prime Premises within the Building consisting of approximately nine thousand (9,000) Rentable Square Feet area on the third (3rd) floor (the “Initial Premises”) which is half of the 18,000 Rentable Square Feet on the third floor of the Building leased by Sublandlord under the Prime Lease and is outlined on EXHIBIT “B” attached hereto and made a part hereof for the period from the Commencement Date (hereinafter defined) through August 1, 2007 and the entirety of said 18,000 Rentable Square Feet on the third floor of the Building (the “Premises”; with the second 9,000 rentable square feet being sometimes hereinafter referred to as the “Expansion Premises” from August 1, 2007 (or such later date as the remaining 9,000 rentable square feet are delivered to Subtenant free and clear of all other tenants and occupants and in the same condition a Subtenant’s last inspection thereof, reasonable wear excepted) through December 31, 2008. In addition, subject to the provisions of this Sublease and the Prime Lease. Subtenant shall have the right in common with Sublandlord and others lawfully entitled thereto, to use of the common lobbies, restrooms, corridors, stairways, elevators, walkways, parking areas, roadways, cafeteria and the Building Fitness Center serving the Property.

2. TERM. The term of this Sublease shall commence on the later to occur of: (a) March 1, 2007; or (b) such later date upon which Sublandlord delivers to Subtenant: (i) the Initial Premises, in the same condition as existing on the date of Subtenant’s last inspection thereof, reasonable wear expected and in the condition required by Section 6 below, and free and clear of all other tenants and occupants; and (ii) all appropriate documentation, including, without limitation, the written consent to this Sublease by Prime Landlord on terms reasonably acceptable to Subtenant (the “Commencement Date”) and expire on December 31, 2008 (the “Expiration Date”), unless sooner terminated in accordance with the terms set forth herein

If for any reason, other than Subtenant’s bad faith, the Commencement Date has not occurred on or before March 14, 2007, then Subtenant may terminate this Sublease at any time thereafter, whereupon all obligations of Subtenant shall terminate and expire, and any security deposit given to Sublandlord hereunder (if any) shall be promptly returned to Subtenant.

3. USES. Subtenant may use and occupy the Premises for all lawful business and commercial purposes, but subject, however, expressly to the Permitted Uses and all such limitations imposed on such Permitted Uses by the terms of the Prime Lease.

4. RENT. Subject to the terms of Sections 6 and 17 herein, and beginning on the Commencement Date, Subtenant shall pay Sublandlord annual base rent (the “Base Rent”) at the rate of FOURTEEN DOLLARS (14.00) per RSF in advance on the first day of each month. Rent for any portion of a month shall be prorated on a thirty (30) day basis. Rent payments will be delivered to Sublandlord’s office located at 2911 Turtle Creek Blvd, Dallas, Texas 75219, Attention: Director of Finance, or such other place as Sublandlord may designate by written notice given to Subtenant at least thirty (30) days in advance of any applicable due date. Monthly installments of Base Rent for the Initial Premises shall be in the amount of $10,500.00. From and after the date the Expansion Premises is delivered to Subtenant in the same condition as its last inspection thereof. Reasonable wear excepted and in compliance with the terms contained in Section 6 below, and free of all other tenants and occupants, monthly installments of Base Rent for the entire Premises shall be in the amount of $21,000.00. Notwithstanding the foregoing. Subtenant shall not be required to pay Base Rent for the Expansion Premises until the earlier to occur of: (i) the date Subtenant makes use of a substantial portion of the Expansion Premises for its business purposes (as opposed to preparations for the same): or (ii) August 1, 2007.

5. ADDITIONAL RENT. The Subtenant shall pay as Additional Rent Subtenant’s pro-rata share (based on the Rentable Square Feet of the Premises then occupied by Subtenant versus the Rentable Square Feet of the Prime Premises) of:

(i) the amount (if any) by which Sublandlord is required to pay Prime Landlord for regularly provided office cleaning services (as a component of Operating Expenses pursuant to Article IX of the Prime Lease) for each calendar year during the term of this Sublease in excess of the amount which Sublandlord is required to pay Prime Landlord for such regularly provided office cleaning services during calendar year 2006: and

(ii) the amount (if any) by which Sublandlord is required to pay Prime Landlord for electrical power pursuant to Section 7.5 of the Prime Lease for any calendar year during the term of this Sublease in excess of the amount which Sublandlord is required to pay Prime Landlord for said electrical power during calendar year 2006

Notwithstanding the foregoing, the Additional Rent computed under this Section 5 shall be prorated for any partial calendar year at the beginning or end of the term of this Sublease.

The Subtenant shall pay to Sublandlord such Additional Rent within thirty (30) days after written notice from Sublandlord that it is due. Upon request of Sublandlord, Subtenant shall make monthly payments of Additional Rent on the first day of each month equal to one-twelfth (1/12) of the amount of such Additional Rent last paid by Subtenant or as reasonably projected by Sublandlord to be due from Subtenant, with a final accounting and payment for each tax and operating period to be made within thirty (30) days after written notice from Sublandlord of the exact amount of such Additional Rent. In the event Taxes on the Premises, based upon which Subtenant shall have paid Additional Rent, are subsequently reduced or abated, Subtenant shall be entitled to receive a rebate of its pro-rata share of the amount abated, provided that the amount of the rebate allocable to Subtenant shall in no event exceed the amount of Additional Rent paid by Subtenant for such fiscal year on account of such real estate taxes under this Section 5, and further provided the rebate allocable to Subtenant shall be reduced by Subtenant’s pro rata share of the costs charged by Landlord of obtaining such reduction or abatement. In addition, if Subtenant requests that any non-standard services provided by Prime Landlord to Subtenant or the Premises in accordance with Section 3.3 of the Prime Lease, Subtenant shall negotiate directly with Prime Landlord for all such non-standard services and billing procedures, and Subtenant shall pay Prime Landlord directly for all such non-standard services. Sublandlord shall assist Subtenant with such negotiations and shall obtain such non-standard services in its name if Prime Landlord will not provide such non-standard services directly to Subtenant. In such event, Subtenant shall reimburse Sublandlord for the actual costs of such non-standard services within thirty (30) days of billing therefore by Sublandlord.

6. PREPARATION FOR OCCUPANCY. As of the date on which Prime Landlord grants its written consent to this Sublease on terms reasonably acceptable to Subtenant and each portion of the Premises is delivered to Subtenant in the condition required hereunder free of all other tenants and occupants (each, an “Occupancy Date”), Subtenant shall accept such portion of the Premises in its then “as is” condition, except that all portions of the Premises shall be delivered in “broom clean condition” and all light bulbs and any damaged or unsightly ceiling tiles will be replaced. Additionally, Sublandlord will allow Subtenant access to the Expansion Premises beginning on June 1, 2007 for the purpose of installing telephone and communication systems, related cabling, moving furniture and equipment, and other personal property, or making any other improvements that Subtenant requires in connection with its use of the Expansion Premises. Without limiting the foregoing, Sublandlord and Prime Landlord each hereby approve the proposed improvements described in Exhibit C hereto, which Subtenant may undertake without any further consent or approval.

7. Incorporation of Prime Lease.

(a) Subordination to Prime Lease. This Sublease is subject and subordinate to the Prime Lease. Except as otherwise specifically provided herein or as may be inconsistent with the terms hereof, or where the context clearly requires otherwise, all of the terms, covenants and conditions with which Sublandlord is bound to comply under the Prime Lease shall, to the extent only that they apply to the Premises, be binding upon Subtenant, and all of the obligations of Prime Landlord set forth in the Prime Lease shall, to the extent that they apply to the Premises, more to Subtenant’s benefit. In the case of any breach of this Sublease by Subtenant or Sublandlord, Sublandlord and Subtenant shall have all the rights against the other as would be available to the Prime Landlord against Sublandlord and Sublandlord against the Prime Landlord, respectively, under the Prime Lease if such breach of the Prime Lease were by the Sublandlord or the Prime Landlord. Except as otherwise specifically provided herein or as may be inconsistent with the terms hereof, or where the context clearly requires otherwise, it is the intention of the parties that, except as otherwise provided in this Sublease, the relationship between Sublandlord and Subtenant shall be governed by the language of the various articles of the Prime Lease, which are incorporated herein by reference as if they were typed out in this Sublease in full, and for that purpose the words “Landlord”, “Tenant” and “Lease” as used in the Prime Lease, shall read, respectively, “Sublandlord”, “Subtenant” and Sublease”.

(b) Deletions; Modifications. For the purposes of this Sublease, the following provisions of the Prime Lease are hereby deleted or modified as follows:

Delete the following sections:

Section 1.3 “Definitions” delete the definitions of: “Additional Costs”; “Alternate Premises Excess Rent”, “Building Tight Date”; “Bull HN”; “Development Plan”; “ESI 1998 Holdover Damages”; “ESI Premises”; “ESI Sublease”; “ESI Late Delivery Holdover Damages”, “Excess Space”; “Expansion Space”; “Extension Term”; “Fair Market Value”; “First

Extension”; “Landlord delay”; “Landlord’s Architect”; “Landlord’s Termination Indemnity Period”; “Landlord’s Assigned Warranties”; “Landlord’s Contractor”; “Second Extension”; “Storage Space”; “Target Building Tight Date”; “Target delivery Date”; “Tenant Delay”; “Tenant Termination Indemnity Period”; and “Tenant’s Plans”;

Section 2.2 “Appurtenant Rights and Reservations” delete the last sentence of Section 2.2.1 relating to exclusive use of the elevator or elevators. Also delete all of Section 2.2.3;

Article IV “Construction of Premises and Commencement Date” delete in its entirely;

Section 10.3.7 “Self-Insure” delete in its entirely;

Article XIV “Tenant’s Rights to Expansion Space” delete in its entirely;

Article XV “Right of First Offer Space in Existing Building” delete in its entirely;

Article XVI “Option to Extend” delete in its entirely; however, if Sublandlord extends the term of the Prime Lease, it shall offer to extend the term of this Sublease for a pro rate rental rate based on Subtenant’s square footage.

Article XVII “Additional Rights of Tenant” delete in its entirely;

Article XIX “Holdover by ESI and Lease Binding Date” delete in its entirely;

Exhibit BA “Brokerage Agreement” delete in its entirety.

Exhibit BB “Landlord’s Construction of Base Building” delete in its entirety;

Exhibit CD “Covenants Relating to Tenants’s Communications Dish” delete in its entirety;

Exhibit CG “Form of Completion Guarantee” delete in its entirety;

Exhibit FM “Determination of Fair Market Value” delete in its entirety;

Exhibit LW “Form of Assignment of Landlord’s Warranties” delete in its entirety; and

Exhibit SP “Tenant’s Signage Plan” delete in its entirety

Modify the following sections:

Section 1.3 “Definitions” modify the definitions of: “Basic Rent” in accordance with the terms of Paragraph 4 herein; “Broker” in accordance with the terms of Paragraph 17 herein; “Commencement Date in accordance with the terms of Paragraph 2 herein; “Premises” in accordance with the terms of Paragraph 1 herein; “Rentable Square Feet” in accordance with the terms of Paragraph 1 herein; and “Tenant’s Proportionate Share” in accordance with the terms of Paragraph 5 herein;

Section 2.2. “Appurtenant Rights and Reservations” modify Section 2.2.2 to provide that, to the maximum extent provided by law, any use of the Building Fitness Center by Subtenant or its employees, agents or others claiming by or through Subtenant, shall be entirely at the risk of Subtenant and/or such person and Sublandlord and Prime Landlord shall have absolutely no responsibility, liability or obligation for any loss, damage, injury, death, expense or otherwise with respect to any such use of the Building Fitness Center by Subtenant or its employees, agents or others claiming by or through Subtenant. Such use of the Building Fitness Center shall be in strict accordance with the terms of the Prime Lease and any and all rules and regulations promulgated by Prime Landlord with respect to such Building Fitness Center.

Section 3.2 “Basic Rent” modify Section 3.2.1 in accordance with the terms of Paragraph 4 herein;

Section 5.2 “Installations and Alterations by Tenant” modify Section 5.2.1 such that the Section reads as follows:

“Subtenant shall make no alterations, additions, or improvements in or to the Premises (collectively, “Subtenant Alterations”) without obtaining Prime Landlord’s and Sublandlord’s prior written consent in each instance, which consents both Prime Landlord and Sublandlord agree shall not be unreasonably withheld, conditioned or delayed; provided, however, that Subtenant Alterations costing less than ten thousand dollars ($10,000.00) in the aggregate may be undertaken by Subtenant without Sublandlord’s or Prime Landlord’s prior consent, but Subtenant shall nonetheless give written notice a minimum of ten (10) days prior to undertaking any such Subtenant Alterations and all such Subtenant Alterations shall be conducted in accordance with all further requirements of this

Section 5.2. In no event shall Subtenant make any Subtenant Alterations which alter structural elements of the Building or alter any elements or systems included in the Base Building. All Subtenant Alterations shall (i) be in accordance with plans and/or specifications sufficient to describe the nature and scope of proposed Subtenant Alterations as reasonably approved by Prime Landlord and Sublandlord, (ii) be made only in accordance with the standards and procedures set forth in Exhibit TA attached to the Prime Lease, (iii) be made at Subtenant’s sole expense and at such times and in such manner as Prime Landlord and Sublandlord may from time to time reasonably designate and (iv) upon the expiration or earlier termination of the term of this Sublease, to the extent specified by Prime Landlord and/or Sublandlord, become part of the Premises and the property of Prime Landlord and/or Sublandlord”;

Section 6.1 “Prohibition” modify Section 6.1 in accordance with the terms of Paragraph 10 herein;

Section 17.3 “Parking” modify Section 17.3 in accordance with the terms of Paragraph 14 herein;

Section 18.12 “Notices” modify Section 18.12 in accordance with the terms of Paragraph 9 herein;

Section 18.22 “Brokers” modify Section 18.22 in accordance with the terms of Paragraph 17 herein.

(c) Additional Subordination Provisions. Section 18.15 of the Prime Lease entitled “Rights of Mortgage Holders” is hereby further amended to provide that no further SNDA (as such term is defined in Section 18.15.1 of the Prime Lease) will be granted to Subtenant. Sublanlord represents and warrants to Subtenant that, to the best of Sublandlord’s knowledge, it has received an SNDA from all current mortgagees and ground lessors of the Property and will use reasonable efforts to enforce the provisions of Section 18.5.1 of the Prime Lease requiring the Prime Landlord to provide an SNDA from all future mortgagees and ground lessors of the Property.

(d) Amendment, Modification of Prime Lease. Sublandlord shall not terminate, amend or modify the Prime Lease, or consent to any of the foregoing, to the extent that any such action would affect the Premises or the terms on conditions applicable thereto, without the prior written consent of Subtenant which consent will not be unreasonably withheld, conditioned or delayed so long as none of Subtenant’s rights hereunder are diminished or adversely affected. Upon the termination or threatened termination of the Prime Lease for any reason whatsoever, Sublandlord shall immediately notify Subtenant. Further, Sublandlord shall promptly provide Subtenant with copies of all notices of default or any other notice that could reasonably be expected to affect the

Premises or Subtenant’s rights therefore that Sublandlord delivers to, or receivers from. Prime Landlord under the Prime Lease. Sublandford shall indemnify and hold Subtenant harmless from and against any and all claims, liabilities, losses, damage, demands, expenses (including, without limitation, reasonable attorney’s fees), actions and causes of action of any kind of whatsoever by reason of any breach or default on the part of Sublandlord, in its capacity as tenant under the Prime Lease, under the Prime Lease by reason of which the Prime Lease may be terminated or forfeited.

(e) Representation Regarding Prime Lease. Sublandlord represents to Subtenant that the copy of the Prime Lease attached hereto as EXHIBIT “A” is a true and complete copy of the Prime Lease (expect for certain ministerial amendments which Sublandlord represents and warrants to Subtenant will not have any affect upon Subtenant’s rights under this Sublease), that the Prime Lease is in full force and effect, that the Sublandlord, in its capacity as tenant under the Prime Lease, has not received a notice of default or a notice of termination under the Prime Lease, and that Sublandlord is notice of default or a notice of termination under the Prime Lease, and that Sublandlor is not aware of any default by Prime Landlord or Sublandlor, in its capacity as tenant thereunder, under the Prime Lease, nor is Sublandlord aware of any state of fact or condition that, with the passage of time and/or giving of notice, could constitute a default by either party to the Prime Lease.

8. Quiet Enjoyment; Adherence to Prime Lease.

(a) Quiet Enjoyment. Sublandlord covenants and agrees with Subtenant that upon Subtenant paying the rent and addition rent reserved in this Sublease and observing and performing all of the other obligations, terms, covenants and conditions of this Sublease or Subtenant’s part to be observed and performed, Subtenant may peaceably and quietly enjoy the Premises during the term; provided, however, that, subject to the provisions of Section 7(e) above, this Sublease shall automatically terminate upon termination of the Prime Lease and Subtenant shall have no claim against Sublandlord unless such termination was caused by the default of Sublandlord in the performance of its obligations under the Prime Lease which have not been assumed by Subtenant hereunder.

(b) Adherence to Prime Lease. Each party to this Sublease will fully and faithfully perform its obligations under the Prime Lease (in the case of Subtenant shall be as such terms are applicable to the Premises subleased herein), and shall indemnify and save the other harmless from any loss, cost, liability, damage or expense (including, without limitation, reasonable attorneys’ fees) that such party may suffer on account of default by either party in performing its respective obligations under the Prime Lease or allowing a “Default of Tenant” (as defined in such Prime Lease) to exist thereunder.

(9). NOTICES. Any notice, demand or request under this Sublease shall be an writing and shall be considered properly delivered when addresses as hereinafter provided and delivered by registered or certified mail (return receipt requested) which is deposited in the United States general or branch post office or delivered by private express mail service. Any notice, demand or request by Subtenant to Sublandlord shall be addressed to Sublandlord at the following address:

Global 360, Inc.

2911 Turtle Creek Blvd.

Dallas, Texas 75219-6223

Attention: Director of Finance

Copy to General Counsel

Before and after the Commencement Date, any notice demand or request by Sublandlord to Subtenant shall be addressed to Subtenant at the following address until otherwise directed in writing by Subtenant:

101 Billerica Ave.

Building 2

N. Billerica, MA

Attention: William Stewart, Chief Financial Officer

Copy to: General Counsel

With a copy to:

Choate, Hall & Stewart, LLP

Two International Place

Boston, Massachusetts 02110

Attention: John Meltaus, Esq.

10. ASSIGNMENT AND SUBLETTING. Subtenant aggress that it shall not assign, mortgage, transfer, pledge or encumber its interest in this Sublease, in whole or in part, or sublet or permit the subletting of the Premises, or permit the Premises or any part thereof to be occupied or used by any person or entity other than Subtenant, in each case without first obtaining the prior written consent of Sublandlord, which consent Sublandlord will not unreasonably withheld, conditioned or delayed. No such assignment or sublease shall operate to release Subtenant from its obligations under this Sublease. Failure of Sublandlord to obtain the consent of Prime Landlord, if required, shall be a reasonable and conclusive basis for withholding consent. Notwithstanding the foregoing, without Sublandlord’s prior written consent (but with prior notice to Sublandlord and Prime Landlord), Subtenant shall have the right to assign this Sublease or sublet the Premises or any portion thereof to any successor of Subtenant resulting from a merger or consolidation of Subtenant and to any entity under common control of Subtenant (or any successor to Subtenant due to a sale of its business). Prime Landlord hereby consents to the foregoing provision and agrees that such assignments and subletting shall not require Prime Landlord’s prior written consent.

11. PRIME LANDLORD’S RESPONSIBILITES. Subtenant recognizes that Sublandlord is not in position to furnish the services set forth in the Prime Lease, obtain an agreement of non-disturbance or to perform certain other obligations which are not within the control of Sublandlord, such as, without limitation, certain maintenance, repairs and replacements to the Building and the Premises, certain compliance with laws, and restoration of the Premises and the Building after casualty or condemnation, all to the extent that these are Prime Landlord’s obligations under the Prime Lease. Therefore, notwithstanding anything to the contrary contained in this Sublease, Subtenant agrees that Subtenant shall look solely to Prime Landlord to furnish all services and to perform all obligations agreed upon by Prime Landlord under the Lease to furnish and perform. Sublandlord shall not be liable to Subtenant or be deemed in default hereunder for failure of Prime Landlord to furnish or perform the same. However, whenever under the terms of the Prime Lease, Prime Landlord shall be obligated to perform or make any repair or replacement or provide a service or amenity and shall fail to perform such of its Prime Lease obligations pertaining to the Premises. Sublandlord shall use its reasonable efforts to compel performance of such by Prime Landlord (in its own name, if necessary) and Subtenant may, at its option, enforce performance thereof it and to the extent authorized by the terms of the Prime Lease, and Sublandlord shall cooperate with Subtenant in such enforcement. Notwithsanding anything herein to the contrary, this Sublease is subject to the Prime Landlord’s approval and consent hereto Sublandlord shall use deligent effort to deliver to Subtenant by March 1, 2007 a Consent to Sublease by the Prime Landlord which document shall be reasonably acceptable to Subtenant and will specify Subtenant’s rights in the Premises in the event of default by Sublandlord or Prime Landlord.

12. CASUALTY AND CONDEMNATION. Article XII, entitled “Fire, Eminent Domain, Etc.” of the Prime Lease is modified to provide that if by operation of this article, the Prime Lease is not terminated and continues in full force and effect, this Sublease shall not be terminated but shall also continue in full force and effect, except that until the Premises are restored in accordance with this article, there shall be a proportionate abatement of Base Rent and all Additional Rent payable hereunder to the extent of damage to the Premises; provided; however, that such abatement shall in no event exceed the abatement granted to Sublandlord under the Prime Lease for the Premises and, provided further, that no compensation or claim or reduction will be allowed or paid by Sublandlord by reason of inconvenience annoyance or injury to Subtenant’s business arising from the necessity of effecting repairs to the Premises or any portion of the Building, whether such repairs are required by operation of this article or any other provision of the Prime Lease.

13. SIGNAGE. Subtenant shall be entitled to maintain, at its sole cost and expense, subject to compliance with all Legal Requirements and subject to the prior approval of both Prime Landlord and Sublandlord as to size, design and location thereof which approval both Prime Landlord and Sublandlord agree shall not be unreasonably withheld, conditioned or delayed the following signage; (a) on a shared exterior monument at the main entrance to the Building; (b) to replace Sublandlord on the existing exclusive exterior sign located adjacent to the Building; (e) on a Building directory of tenants in the main lobby of the Building; and (d) at Subtenant’s entry to the Premises. All of such signage shall be maintained and repaired by Subtenant, at Subtenant’s expense, in first class condition and shall be removed by Subtenant, at Subtenant’s expense, upon the expiration or earlier termination of the term of this Sublease. Further, Sublandlord hereby assigns to Subtenant, as of the Commencement Date, such rights of use (if any) Sublandlord may have to the “Building Signage”, as that term is defined in Section 17.1.2(b) of the Prime Lease; any rights hereby transferred to Subtenant are at all times subject to the terms of the Prime Lease and the approval of the Prime Landlord, not to be unreasonably withheld, conditioned or delayed.

14. PARKING. Throughout the term of this Sublease, Subtenant shall have the right to use in common with others the parking facilities on the Land on a nonexclusive basis at a ratio equal to no less than three one half (3.5) parking spaces for every 1,000 Rentable Square Feet of Premises demised to Subtenant pursuant; to this Sublease (up to a maximum of one hundred twelve [112] parking space)

15. SECURITY DEPOSIT.

(a) DEFINED. Subtenant will pay on the execution and delivery of this Sublease the sum of FORTY TWO THOUSAND AND 00/100 DOLLARS ($42,000.00), to be paid in cash delivered to Sublandlord (the “Security”)

(b) Terms Governing Security. The Security shall be held as security for the full and faithful performance of the terms, covenants and conditions of this Sublease on Subtenant’s part to be performed or observed, including but not limited to payment of rent and additional rent in default or for any other sum which Sublandlord may expense or be required to expend by reason of Subtenant’s default (beyond any applicable notice on cure period), including any damages or deficiency in reletting the Premises, in whole or in part, whether such damages shall accrue before or after summary proceedings or other re-entry by Sublandlord. If Sublandlord uses all or any portion of the Security posted herein, Subtenant shall within ten (10) business days after demand for same, redeposit an amount sufficient to restore the Security to the full amount required herein. If Subtenant shall fully and faithfully comply with all the terms, covenants and conditions of this Sublease on Subtenant’s part to be performed or observed, the Security, or any unapplied balance thereof, shall be returned to Subtenant within thirty (30) days after the time fixed as the expiration of the term and after the removal of Subtenant and surrender of possession of the Premises to Sublandlord. Notwithstanding anything herein to the contrary and subject at all time to Subtenant’s compliance with the terms and conditions of this Sublease, the parties acknowledge their intention to apply the applicable portion of the Security to Subtenant’s Rent obligation for the final two (2) months of the Term of this Sublease (November and December, 2008). Notwithstanding any of the foregoing, Sublandlord shall only permitted to apply the Security (or any portion thereof) following a default by Subtenant hereunder which is not cured prior to the expiration of any applicable notice or cure period.

16. SUBLANDLORD’S RIGHT TO REMEDY SUBTENANT DEFAULTS. Sublandlord shall have the right, but shall not be obligated, to correct or remedy any default (which continues beyond any applicable notice or cure period) on the part of Subtenant under any provision of the Sublease or the Prime Lease (to the extent applicable to the Subtenant under the terms hereof) in respect of the Premises. Subtenant agrees that in the event Sublandlord shall correct or remedy any such default after the cure period thereof, Subtenant shall pay to Sublandlord the reasonable cost thereof, including reasonable expenses and attorney’s fees, upon written demand thereof. Subtenant shall have the right, but shall not be obligated, to correct or remedy any default after any applicable cure period thereof on the part of Sublandlord under this Sublease or under the Prime Lease, and Sublandlord agrees that in such event, Sublandlord shall pay to Subtenant the reasonable cost thereof including reasonable expenses and attorney’s fees upon written demand.

17. BROKER. Except for CB Richard Elhs, Inc. and NAI Hunneman, each party warrants and represents to the other that such representing party has dealt with no other broker in connection with the consummation of this Sublease and, in the event of any brokerage claims against either predicated upon prior dealings with the other, such party agrees to defend the same and indemnify the party not misrepresenting this statement against any such claim. Sublandlord shall pay CB Richard Ellis, Inc. a commission pursuant to the terms of a separate agreement. Pursuant to Sections 4 and 6 of this Sublease, Sublandlord shall pay to NAI Hunneman a commission pursuant to the terms of a separate agreement. Subtenant shall indemnify and hold Sublandlord harmless from and against any and all obligation or failure to pay any additional commission due to NAI Hunneman other than the NAI Hunneman Commission.

18. BINDING EFFECT; ENTIRE AGREEMENT. This Sublease shall be binding on Subtenant and its heirs and executors, and on the respective legal representatives, successors and assigns of all the parties. This Sublease contains the entire agreement of the parties with respect to the subject matter herein and may not be modified except by instrument in writing which is signed by both parties.

20. RULES AND REGULATIONS. Subtenant shall comply with the Rules and Regulations for the Premises, as issued from time to time by Prime Landlord in accordance with Section 18.7 of the Prime Lease.

21. SUBLANDLORD REPRESENTATIONS. Sublandlord represents to Subtenant that, to the best of Sublandlord’s knowledge, (i) the Building complies with M.G.L. c 21E, (ii) the Building and the Land are free from asbestos and other hazardous environmental materials and (iii) there are no current indoor air quality issues with respect to the Building. Sublandlord agrees to indemnify and hold Subtenant harmless against any loss, cost or expensive incurred by Subtenant as a result of the inaccuracy of the foregoing representations.

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have Executed this Sublease as of the day and year first above written.

GLOBAL 360, INC.		AVICI SYSTEMS, INC.
SUBLANDLORD		SUBTENANT

BY:	/s/ Patricia McArdle	BY:	/s/ William J. Stuart
NAME:	Patricia McArdle	NAME:	William J. Stuart
TITLE:	VP and General Counsel	TITLE:	Chief Financial Officer